EXHIBIT 99.1

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  TOMPKINS
   TRUSTCO INC.

                                             For additional information contact:
                                                 James J. Byrnes, Chairman & CEO
                                                       (607) 273-3210, ext. 2100

FOR IMMEDIATE RELEASE

            Tompkins Trustco Announces Management Succession Plan for
                              Mahopac National Bank

         ITHACA, NY (July 21, 2006)- Tompkins Trustco, Inc. (AMEX: TMP). James
J. Byrnes, Chairman & CEO, today announced the management succession plan for its subsidiary, Mahopac National Bank.

         Under the management succession plan, Gerald J. Klein, Jr. has been identified to replace Stephen S. Romaine as President and Chief Executive Officer of Mahopac National Bank, when Mr. Romaine assumes his new role as President and Chief Executive Officer of Tompkins Trustco, Inc., on January 1, 2007, under the previously announced management succession plan for Tompkins Trustco, Inc.

         Mr. Klein joined Mahopac in 1995. He is currently an Executive Vice President, responsible for all lending and credit functions for the bank.

         "Jerry Klein has outstanding relationships with our staff, customers and community, and is highly dedicated to the values of community banking. His leadership as we have grown in Putnam County and entered new markets in Dutchess and Westchester, have been critical to Mahopac's success," said Mr. Romaine.

         "It is a great privilege to work within an organization that is committed to community banking and has proven its ability to expand successfully in our market. I look forward to continuing our progress in the Hudson Valley, and to working with Steve on the management team of Tompkins Trustco," added Mr. Klein.

         Tompkins Trustco, Inc. is the parent company of three community banks:
Tompkins Trust Company, The Bank of Castile, and Mahopac National Bank, each operating in distinct geographic markets in New York State. Through its subsidiaries, Tompkins Trustco has 36 banking offices that serve the Ithaca, Western, and the Putnam/Dutchess counties regions of New York. In addition, Tompkins provides insurance services through Tompkins Insurance Agencies, Inc. Each Tompkins subsidiary operates with a community focus, meeting the needs of the unique communities served. Additional information on Tompkins Trustco can be found at its website at www.tompkinstrustco.com.

The above release contains certain brief forward-looking statements concerning the Company's outlook. The Company cautions that any forward-looking statements are summary in nature, involve risks and uncertainties and are subject to change based on various important factors, many of which may be beyond the Company's control. Accordingly, the Company's future performance and financial results may differ materially from those expressed or implied in any such forward-looking statements. The following factors, among others, could affect the Company's actual results and could cause actual results in the future to differ materially from those expressed or implied in any forward-looking statements included in this release: overall economic conditions, consumer preferences; the impact of competition; the ability to execute the strategy for growth.

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